Exhibit 99.1

                MOD-PAC CORP. Reports First Quarter 2007 Results

    -- Gross margin improves 5.4 percentage points on slightly lower sales

    --  Net loss reduced by $0.4 million

    Business Editors/Manufacturing Writers

    BUFFALO, N.Y.--(BUSINESS WIRE)--May 7, 2007--MOD-PAC CORP. (NASDAQ: MPAC), a commercial on demand printer and manufacturer of custom paper board packaging, today reported revenue of $11.3 million for the first quarter of 2007 which ended March 31, 2007, compared with $11.5 million in the same period of 2006. Gross margin for the first quarter was 12.9%, a 5.4 percentage point improvement compared with 7.5% in the first quarter of the prior year. Net loss for the first quarter improved by $0.4 million to $0.7 million, or $0.22 per diluted share, compared with a net loss of $1.1 million, or $0.33 per diluted share, in the prior year first quarter, a 35% improvement year-over-year. Earnings before interest, taxes, depreciation and amortization, and non-cash option expense (Adjusted EBITDA) improved to a positive $0.18 million compared with a negative $0.26 million in the first quarter of 2007.

    Mr. Daniel G. Keane, President and CEO of MOD-PAC CORP., commented, "Although first quarter sales were softer than we anticipated, we believe that sales should strengthen during the remainder of the year. Gross margin for the quarter improved, despite the reduction in sales, on a stronger mix of product sales and operational efforts to improve raw material yield. We are continually refining and adjusting our sales efforts in order to investigate new market opportunities and win new business."

    Product Sales

    For the first quarter 2007, custom folding carton product line sales were $6.7 million compared with $7.1 million in the first quarter of 2006. Five key custom folding carton accounts had lower first quarter order levels as compared with the prior year but management expects that the pace of orders should resume to historical levels for the remainder of the year. New orders and existing customer growth were not enough to offset the lower sales.

    Sales of the Company's stock box product line were $2.8 million, relatively unchanged from the prior year's first quarter sales.

    First quarter 2007 commercial print sales grew 113% to $0.5 million compared with sales of $0.2 million in the first quarter of 2006. The increase in sales from the prior year was a direct result of the growth in orders from nationwide print distributors, which comprised more than 80% of commercial print sales in this quarter. Total web-based sales for this year's first quarter were $0.44 million, an 18% increase from $0.38 million in the first quarter last year. Higher web-based sales were primarily through partnerships formed with internet stores, which rely on MOD-PAC to provide their customers with personalized print products such as customized napkins and invitations.

    Personalized print sales for the first quarter of 2007 were $1.1 million compared with $1.2 million in the same period the prior year.

    Cost of Goods Sold and SG&A

    In spite of the decrease in revenue, gross margin was 12.9% for the first quarter of 2007, an increase from 7.5% in the first quarter of 2006 and up from 11.4% in the fourth quarter of the prior year. The improvement year-over-year was a result of improved product mix within the custom folding carton product line, as well as an effort to improve raw material yield, particularly with paperboard materials.

    First quarter selling, general and administrative (SG&A) expenses remained relatively unchanged at 22.7% of sales on a year-over-year comparative basis. On an absolute basis, SG&A expenses were $2.56 million compared with $2.62 million in the first quarter the prior year.

    Liquidity

    Cash, cash equivalents and temporary investments were $1.3 million at March 31, 2007, compared with $3.4 million at December 31, 2006. The expected lower balances were a result of higher working capital needs in the quarter, including a higher accounts receivable balance at the end of the quarter due to strong sales in March. Finished goods inventory increased from $1.6 million at December 31, 2006, to $2.1 million at March 31, 2007, as a result of shipment timing and some inventory build-up for a recently new custom folding carton customer.

    Capital expenditures for the first quarter were $0.06 million compared with $0.1 million for the first quarter of 2006. Capital expenditures of approximately $1.2 million, exclusive of the Company's recent asset purchase transaction, are expected in 2007. Depreciation and amortization for the first quarter of 2007 was $1.2 million.

    The Company has access to an $8.0 million committed line of credit with a commercial bank of which $0.25 million is in use through standby letters of credit. The Company believes that cash, cash equivalents and the line of credit are sufficient to meet requirements in 2007.

    There were no share repurchases by the Company during the first quarter of 2007. The Company has authorization to repurchase 100,885 shares.

    Outlook

    Mr. Keane added, "We are excited about the transaction we announced at the beginning of May to acquire certain assets of DDM-Digital Imaging, Data Processing and Mailing Services, LC . Our strategy has been to enhance complementary services that we offer to our customers in order to capture a larger portion of print value-chain. This transaction brings expertise in direct mail database management, postal regulations and market knowledge that will benefit our current customers, as well as prospective customers, in a wider range of markets. We will be integrating these new services over the next few months."

    Webcast and Conference Call

    The release of the financial results will be followed today by a company-hosted teleconference at 11:00 a.m. ET. During the teleconference, Daniel G. Keane, President and CEO, and David B. Lupp, Chief Financial Officer will review the financial and operating results for the period. A question-and-answer session will follow.

    The MOD-PAC CORP. conference call can be accessed the following ways:

    --  The live webcast can be found at http://www.modpac.com.
        Participants should go to the website 10 - 15 minutes prior to the scheduled conference in order to register and download any necessary audio software.

    -- The teleconference can be accessed by dialing (913) 935-2970 approximately 10 minutes prior to the call.

    To listen to the archived call:

    -- The archived webcast will be at http://www.modpac.com. A transcript will also be posted once available.

    -- A replay can also be heard by calling (973) 341-3080 and entering passcode 8661421. The telephonic replay will be available from 2:00 p.m. ET the day of the teleconference through 11:59 p.m. ET Monday, May 14, 2007.

    ABOUT MOD-PAC CORP.

    MOD-PAC CORP. is a high value-added, on demand print services firm operating a unique low-cost business model.

    MOD-PAC leverages its capabilities to innovate and aggressively integrate technology into its marketing, order in-take and production operations to provide economically-priced, short run, on demand full-color commercial and folding carton print products and services. MOD-PAC, through its large, centralized facility, has captured significant economies of scale by channeling large numbers of small-to-medium-sized print orders through its operations.

    MOD-PAC's key differentiator is its success at being a just-in-time producer of short-run, quality on demand print products. Through its lean manufacturing processes coupled with state-of-the-art printing technologies, MOD-PAC is able to address short-run, highly variable content needs of its customers with short turn around times relative to industry standards. MOD-PAC's strategy is to expand its market share by leveraging its capabilities and expanding its service offering to capture a greater share of the print value chain to meet the growing customized needs of its customers.

    Additional information on MOD-PAC can be found at its website: http://www.modpac.com

    Safe Harbor Statement: This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. One can identify these forward-looking statements by the use of the words such as "expect," "anticipate," "plan," "may," "will," "estimate" or other similar expressions. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially. Important factors, which could cause actual results to differ materially, include market events, competitive pressures, changes in technology, customers preferences and choices, success at entering new markets, the execution of its strategy, marketing and sales plans, the rate of growth of internet related sales, the effectiveness of agreements with print distributors and other factors which are described in MOD-PAC's annual report on Form 10K on file with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.



                             MOD-PAC CORP.
                  CONSOLIDATED INCOME STATEMENT DATA
 ---------------------------------------------------------------------
                              (unaudited)

 (in thousands except per share data)
                                                  Three months ended
                                                  3/31/2007  4/1/2006
                                                 ---------------------
 Revenue
     Product sales                               $   11,140 $  11,414
     Rent                                               119       134
                                                 ---------------------
 Total Revenue                                       11,259    11,548
 Cost of products sold                                9,812    10,683
                                                 ---------------------
 Gross profit                                    $    1,447 $     865
     Gross profit margin                               12.9%      7.5%
 Selling, general and administrative expense     $    2,556 $   2,620
                                                 ---------------------
 (Loss) from operations                          $   (1,109)$  (1,755)
     Operating profit margin                           -9.9%    -15.2%
 Interest expense (income)                       $        5 $      13
 Other charges (income)                                  (6)      (36)
 Income tax (benefit) provision                        (359)     (584)
                                                 ---------------------
 Net (loss) income                               $     (749)$  (1,148)
                                                 =====================

 Basic (loss) per share:                         $    (0.22)$   (0.33)
 Diluted (loss) per share:                       $    (0.22)$   (0.33)

 Weighted average diluted shares outstanding          3,517     3,511


                                            MOD-PAC CORP.
                                      PRODUCT LINE REVENUE DATA
                                             (unaudited)

($, in thousands)

                                Three Months Ended            2007 YTD
                                                               % of
                                3/31/2007  4/1/2006 % change    Total
                               ------------------------------ --------

Custom Folding Cartons         $    6,737 $   7,142     -5.7%    60.5%
Commercial Printing                   458       215    113.0%     4.1%
Stock Box                           2,809     2,843     -1.2%    25.2%
Personalized Printing               1,136     1,214     -6.4%    10.2%

                               ------------------------------ --------
Total                          $   11,140 $  11,414     -2.4%   100.0%
                               ============================== ========


                            MOD-PAC CORP.
                   CONSOLIDATED BALANCE SHEET DATA
----------------------------------------------------------------------

(in thousands)
                                                3/31/2007  12/31/2006
                                               (unaudited)
                                               -----------------------
ASSETS:
-----------------------------------------------
Cash and cash equivalents                      $    1,289 $     2,444
Temporary investments                                   -       1,000
Trade accounts receivable:
  Customers                                         4,350       4,078
  Allowance for doubtful accounts                     (68)        (74)
                                               -----------------------
Net trade accounts receivable                       4,282       4,004
Inventories:
  Finished goods                                    2,115       1,556
  Work in progress                                    178         136
  Raw materials                                     1,604       1,543
                                               -----------------------
                                                    3,897       3,235
Refundable income taxes                               656         685
Prepaid expenses                                      562         449
                                               -----------------------
  Total current assets                             10,686      11,817

Property, plant and equipment, at cost             65,438      65,391
  Less accumulated depreciation and
   amortization                                   (40,855)    (39,654)
                                               -----------------------
    Net property, plant and equipment              24,583      25,737
Other assets                                        1,498       1,452
                                               -----------------------
  Total assets                                 $   36,767 $    39,006
                                               =======================

LIABILITIES AND SHAREHOLDERS' EQUITY:
-----------------------------------------------
Current maturities of long-term debt           $       19 $        37
Accounts payable                                    3,004       3,872
Accrued expenses                                      776       1,048
                                               -----------------------
  Total current liabilities                         3,799       4,957

Long-term debt                                      1,926       1,931
Other liabilities                                      31          31
Deferred income taxes                               2,031       2,426
Shareholders' equity                               28,980      29,661
                                               -----------------------
  Total liabilities and shareholders' equity   $   36,767 $    39,006
                                               =======================

                            MOD-PAC CORP.
                 CONSOLIDATED STATEMENT OF CASH FLOWS
                             (unaudited)
----------------------------------------------------------------------
(in thousands)
                                                  Three Months Ended
                                                 3/31/2007   4/1/2006
                                                ----------- ----------
Cash Flows from Operating Activities:
  Net (loss) income                             $     (749) $  (1,148)
  Adjustments to reconcile net (loss) income to
   net cash used in operating activities:
   Depreciation and amortization                     1,222      1,310
   Provision for doubtful accounts                      (6)        30
   Stock option compensation expense                    60        146
   Deferred income taxes                              (395)      (161)
   Loss on disposal of assets                            9          -
  Cash flow from change in operating assets and
   liabilities:
    Accounts receivables                              (272)      (532)
    Inventories                                       (662)      (516)
    Prepaid expenses                                  (113)       (41)
    Accounts payable                                  (869)      (250)
      Other liabilities                                  -          1
    Refundable or payable income taxes                  29       (419)
    Accrued expenses                                  (272)    (1,031)
                                                ----------- ----------
  Net cash used in operating activities         $   (2,018) $  (2,611)
                                                ----------- ----------

Cash Flows from Investing Activities
  Sale of temporary assets                      $    1,000  $   2,200
  Change in other assets                               (60)       (38)
  Capital expenditures (net)                           (62)      (105)
                                                ----------- ----------
  Net cash provided by investing activities     $      878  $   2,057
                                                ----------- ----------

Cash Flows from Financing Activities
  Principal payments on long-term debt          $      (23) $     (21)
  Proceeds from issuance of stock                        8         44
                                                ----------- ----------
  Net cash (used in) provided by financing
   activities                                   $      (15) $      23
                                                ----------- ----------

Net decrease in cash and cash equivalents           (1,155)      (531)

Cash and cash equivalents at the beginning of
 year                                                2,444      1,178
                                                ----------- ----------
Cash and cash equivalents at March 31           $    1,289  $     647
                                                =========== ==========

                            MOD-PAC CORP.
  Reconciliation between GAAP Net (Loss) Income and Adjusted EBITDA


(in thousands)                                    Three Months Ended
                                                  3/31/2007  4/1/2006
                                                 ----------- ---------

GAAP Net (Loss) Income                                ($749)  ($1,148)


Interest                                                  6        13
Taxes                                                  (359)     (584)
Depreciation and amortization                         1,222     1,310
Stock-based compensation                                 60       146

----------------------------------------------------------------------
Adjusted EBITDA                                  $      180     ($263)
======================================================================

Adjusted EBITDA = earnings before interest, taxes, depreciation and amortization, and non-cash option expense.

    CONTACT: Kei Advisors LLC
             Deborah K. Pawlowski, 716-843-3908
             Dpawlowski@keiadvisors.com